Exhibit 10.1

AMENDED SEPARATION AGREEMENT

BETWEEN:

BIONIK LABORATORIES CORP.

(“Bionik”)

and

PETER BLOCH

(“Mr. Bloch”)

Mr. Bloch and Bionik agree on a revision to Mr. Bloch’s terms of separation from Bionik (pursuant to that certain Agreement between Bionik and Mr. Bloch effective as of September 1, 2017; the “Separation Agreement”) as follows:

1.	Amounts payable to Mr. Bloch pursuant to section 5.4 of his July 7, 2014 employment agreement and the corresponding section(s) of the Separation Agreement, which includes severance and all past-due bonuses, as of the date hereof equals US$784,874.94, will be paid as follows and pursuant to the attached Excel spreadsheet:
a.	The amount owing will be paid out over 12 months from February 2018 to January 2019.
b.	Equal bi-monthly payments will be made from March 2018 through November 2018 of US$29,350.96 (US$58,701.92 per month) paid twice a month subject to statutory tax withholdings.
c.	No payment will be made in December 2018, with a double payment of US$117,403.85 subject to statutory tax withholdings being made in January 2019, in 2 equal installments.
d.	The payment of US$117,403.85 (US$58,701.92 for each of January and February 2018) payable subject to statutory tax withholdings will paid on signing of this agreement.
2.	Mr. Bloch’s consulting fee of US$15,000 plus refundable HST for the period of November 16 to November 30, 2017, is payable on signing of this contract.
3.	Bionik Group benefit plan (provided through GWL), will continue on a monthly basis for 18 months from January 2018 through to June 2019. Health Spending Account (HSA) will continue to the end of 2018 in full at $750 and payable in December 2018, and prorated to $375 in 2019 and payable in June 2019. Receipts for HSA continue to be required.
4.	RRSP matching program. Both Mr. Bloch and Bionik will contribute 5% in to the RRSP matching program, the following will apply:

i.       Amounts will be withheld in accordance with then-current payroll practices and, along with Bionik matching amounts, will be directed to existing RRSP account.

ii.      If and when the maximum RRSP contribution for 2018 and 2019 have been made (from a combination of Mr. Bloch’s up to 5% contribution and Bionik’s matching contribution), the remaining amount of the Company’s match, if any, will be paid out on a monthly basis to the existing investment account

5.	The permissible terms for the exercise of all Mr. Bloch’s stock options shall be 2 years from the date that he leaves Bionik as a consultant, as stated in the Separation Agreement dated August 9, 2017.

The parties acknowledge and agree that the amounts described above are the only amounts due and owing to Mr. Bloch by Bionik, and no other amounts are due or owing to Mr. Bloch from Bionik pursuant to the terms of his employment agreement, the Separation Agreement or otherwise.

The terms of the above revised agreement are only effective if this agreement is signed and executed by all parties by March 15, 2018.

In the event that Bionik breaches any of the payment terms set forth herein and in the attached spreadsheet (subject to a 10 day period to cure any such breach after notice by Mr. Bloch), all monies shall become immediately due and owing, which Bionik shall pay to Mr. Bloch by certified cheque within 5 business days.

March 10, 2018	March 13, 2018
Date	Date

/s/ Peter Bloch	/s/ Eric Dusseux
Peter Bloch	Eric Dusseux, CEO
Bionik Laboratories Corp.